Exhibit 10.1
PIPELINE SYSTEMS OPERATING AGREEMENT
     This Pipeline Systems Operating Agreement (the “Agreement”) is being entered into on February 8, 2010, to be effective as of December 1, 2009 (the “Effective Date”), by and among Navajo Refining Company, L.L.C., a Delaware limited liability company (“Navajo Refining”), Lea Refining Company, a Delaware corporation (“Lea Refining”), Woods Cross Refining Company, L.L.C., a Delaware limited liability company (“Woods Cross Refining”), Holly Refining & Marketing – Tulsa LLC, a Delaware limited liability company (“Holly Refining Tulsa” and, together with Navajo Refining, Lea Refining, and Woods Cross Refining, the “Holly Entities”), and Holly Energy Partners—Operating, L.P., a Delaware limited partnership (“Operator”). Each of the Holly Entities and the Operator are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
Background:
     A. Holly Corporation, a Delaware corporation (“Holly”), is the ultimate parent of the Holly Entities.
     B. Subsidiaries of Holly own and operate certain petroleum refineries in Artesia, New Mexico, Lovington, New Mexico, Woods Cross, Utah and Tulsa, Oklahoma that are operated in conjunction with the facilities set forth in Exhibit A (the “Facilities”).
     C. In connection with the ownership of the Facilities, the Holly Entities own certain assets that deliver, store, or receive, material to and from (as applicable) the Facilities, which assets are set forth on Exhibit A attached hereto and grouped by Facility (such asset groups collectively, the “Systems”). The Systems transport, store and deliver refined petroleum products, crude oil, natural gas, hydrogen and liquefied petroleum gas (the “Products”).
     D. The Holly Entities and Operator agree that Operator shall maintain and operate the Systems in accordance with the terms and conditions of this Agreement.
Agreement:
     NOW, THEREFORE, the Parties hereby agree as follows:
     1. TERM. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms and conditions hereof, shall expire on the date occurring five (5) years after the Effective Date; provided, however, that the term shall automatically renew for successive terms of five (5) years each, unless terminated pursuant to Section 11 or Operator sooner resigns or is removed pursuant to Section 11. The initial five (5) year term and any successive five (5) year term are referred to as the “Term.”

     2. RETENTION OF OPERATOR. The Holly Entities hereby retain Operator, and any of Operator’s subsidiaries to which Operator delegates any of its obligations or responsibilities under this Agreement, as the operator of the Systems for the Term.
     3. DUTIES OF OPERATOR.
          3.1 Operation and Maintenance of Systems. During the Term, (a) the Holly Entities retain Operator, and Operator accepts such retention, to manage, operate and maintain the Systems for and on behalf of the Holly Entities; (b) the Holly Entities hereby authorize and empower Operator to do and perform any and all acts and things necessary, requisite or proper for the efficient and safe operation, maintenance, upkeep and repair of the Systems and to do all other things that Operator deems necessary or appropriate to the accomplishment of the purposes of this Agreement so that the Systems may be utilized for receiving, transporting, delivering and storing Products; and (c) Operator shall manage and direct such operation, maintenance, upkeep and repair of the Systems in an efficient, safe and economical manner and in conformity with the usual practices in the industry and in accordance in all material respects with all valid and applicable laws, rules and regulations of governmental authorities. Notwithstanding anything in this Agreement to the contrary, under no circumstances is Operator authorized to legally bind or act as the agent of the Holly Entities.
          3.2 Purchase of Material, Supplies and Services. Subject to the provisions of Sections 3.9, 4 and 8.2 and except as otherwise provided in Section 3.7, Operator shall purchase or cause to be purchased necessary materials, supplies and services and incur such expenses and enter into such commitments (including, but not limited to, (a) contracts for the maintenance of, and the construction of additions to and replacements to, the Systems and (b) contracts for power, fuel, other utilities and communication facilities) as may be necessary in connection with proper operation and maintenance of the Systems and for providing maintenance, additions and replacements thereto and the Holly Entities will reimburse Operator for all amounts expended by Operator and its affiliates in connection with such purchases; provided, however, that, the Holly Entities will not be required to reimburse Operator or its affiliates for such amounts expended pursuant to a contract or agreement, whether written or oral, (i) for a term that exceeds twelve (12) months, (ii) that is for an amount greater than Fifty Thousand Dollars ($50,000), or (iii) that is material to any of the Holly Entities or the Systems, unless, in each case, the Holly Entities consent in writing to such contract in advance. If, pursuant to the provisions of this Section 3.2, (i) Operator enters into any contract containing a warranty, including, without limitation, a warranty on construction or fitness for a particular purpose, and (ii) the Holly Entities reimburse Operator for the amounts expended by Operator in connection with such contract (including the costs of pursuing any warranty claims under such contract), Operator agrees to use commercially reasonable efforts to pursue any claims for breach of such warranty and to assign any benefits Operator receives as a result of such warranty to the applicable Holly Entity. Operator may also make sales, exchanges or other dispositions of materials, equipment and supplies that are owned by a Holly Entity and are not needed for operation of the Systems (including pipe or other equipment salvaged from or constituting a part of any System) (“Surplus Materials”) with the consent of the Holly Entity that owns such Surplus Materials. If Operator or any Holly Entity desire to purchase any Surplus Materials, Operator shall request sealed bids from the Operator, the Holly Entities and any affiliate of the Holly Entities. Any Surplus Materials may then be sold to the party submitting the highest responsive bid, as determined by the Holly Entities, provided that the Holly Entities reserve the right to reject any and all bids if they determine, in their sole discretion, that the price offered is too low or the other terms and conditions of the offer(s) are not in the best interest of the Holly Entities.
          3.3 Personnel. Subject to the provisions of Sections 4 and 8.2, Operator shall employ such personnel as may be necessary to efficiently operate and maintain the Systems, to provide maintenance, additions and replacements thereto and to perform Operator’s other obligations under this Agreement (the “Services”). Operator may also utilize from time to time any of its other employees, or the employees of any affiliated entity, and engage the services of third-party contractors to perform the Services. Notwithstanding the foregoing, Operator may not engage any third-party contractors at the Holly Entities’ expense to perform any of the services under Section 8.2, or otherwise charge the Holly Entities for services set forth in Section 8.2, other than through the Management Fee set forth in Section 8.1.
          3.4 Retention of Contractors, Consultants and Advisors. Subject to the provisions of Sections 4 and 8.2, Operator may retain the services of, and determine the compensation of, such outside contractors, consultants and advisors (including engineers, attorneys and accountants) as Operator may deem necessary from time to time in performance of Operator’s obligations under this Agreement and the Holly Entities will reimburse Operator for all amounts expended by Operator and its affiliates in connection with such services; provided, however, that, the Holly Entities will not be required to reimburse Operator or its affiliates for amounts expended pursuant to a contract or agreement, whether written or oral, (i) for a term that exceeds twelve (12) months, (ii) that is for an amount greater than Fifty Thousand Dollars ($50,000), or (iii) that is material to any of the Holly Entities or the Systems, unless, in each case, the Holly Entities consent in writing to such contract in advance. If, pursuant to the provisions of this Section 3.4, (i) Operator enters into any contract containing a warranty, including, without limitation, a warranty on construction or fitness for a particular purpose, and (ii) the Holly Entities reimburse Operator for the amounts expended by Operator in connection with such contract (including the costs of pursuing any warranty claims under such contract), Operator agrees to use commercially reasonable efforts to pursue any claims for breach of such warranty and to assign any benefits Operator receives as a result of such warranty to the applicable Holly Entity.
          3.5 Reports. Operator shall prepare and file for the Holly Entities all reports in conjunction with the operation of the Systems that are required by any regulatory bodies or agencies having jurisdiction over any System or the operation thereof. Operator shall provide substantially final drafts of such reports to the Holly Entities for their review and comment as soon as reasonably practicable, but in no event later than fifteen days prior to the due date of such report, and Operator shall endeavor in good faith to incorporate all written comments the Holly Entities provide to Operator within ten days of the Holly Entities’ receipt of the draft report in the final report that Operator files. Any reports under the name of a Holly Entity and requiring a signature shall be executed by a duly authorized representative of such Holly Entity. Without limiting the foregoing, Operator must report to the Holly Entities, at least once every twelve (12) months, regarding its operation of the Systems (each report, an “Operation Report”). Each Operation Report must include at least the following information:

          3.5.1 as of the date of such report, the status of expenditures (both capital and expense) as compared, since the last Operation Report, to the Budgets prepared under Section 4.4;
          3.5.2 a report of the operations and maintenance of the Systems since the last Operation Report; and
          3.5.3 the date any new facilities are added to or removed from the Systems and placed in service or removed from service.
          3.6 Payment of Expenses. Subject to the provisions of Sections 3.2, 3.4, 4 and 8.2, the Holly Entities shall promptly, and in any event within thirty (30) days after receiving from Operator a written invoice, cause to be paid and discharged all expenses, costs and liabilities incurred by Operator in operating and maintaining the Systems and in providing replacements and additions thereto in accordance with the terms of this Agreement, including Sections 5 and 8 and the amounts to be reimbursed pursuant to Sections 3.2 and 3.4.
          3.7 Miscellaneous Agreements. Acting as operator for the Systems, Operator shall negotiate and prepare the following documents for the review, approval and execution by the applicable Holly Entities:
          3.7.1 Agreements for Lowering, Adjustment or Relocation. Contracts between the Holly Entities and governmental agencies and/or landowners to lower, adjust or relocate a pipeline and/or any pipeline facilities that are part of any System.
          3.7.2 Documents Involving Land Related Rights. The following instruments and documents relating to real property interests owned by the Holly Entities and relating to the Systems (including an extension, termination, assignment and amendment of such instruments and documents):
     (a) releases, partial releases, leases, subleases, easements, rights-of-way, licenses, permits, consents, deeds and other agreements for acquisition or disposition of any of the foregoing rights and interests and other agreements for the use of real property; and
     (b) applications for any of the foregoing relating to lands, waters and other property owned by or under the jurisdiction of any government or governmental authority.
          3.8 ROW Maintenance. Certain documents involving real property rights relating to the Systems (“ROW Documents”) are held by the Holly Entities. Operator shall be responsible for causing all payments and, to the extent permitted under this Agreement, taking all actions required in connection with maintaining and protecting the beneficial rights of the Holly Entities under the ROW Documents; provided, that the Holly Entities agree that upon the request of Operator, the applicable Holly Entity will take such actions in its name as the holder of legal title to the ROW Documents, including paying such annual charges or other fees or expenses in its name, that Operator and the Holly Entities may determine are in the best interests of the Holly Entities.

          3.9 Additions and Replacements. Any addition or replacement to any System that exceeds Fifty Thousand Dollars ($50,000) and is not included in a Capital Budget, Operating Budget or approved Capital Project (each as defined in Section 4.1), shall be subject to prior approval by the Holly Entities.
     4. BUDGETS AND AUTHORITY FOR EXPENDITURES
          4.1 Definitions. For purposes of this Agreement, (a) the term “Calendar Year” means a year beginning on the first day of January and ending on the last day of December, (b) the term “Capital Project” means such additions, improvements and replacements to the Systems that under Holly’s then current budget methodologies would be considered a capital project or capital improvement, (c) the term “Capital Budget” means a budget covering all Capital Projects that Operator deems advisable to make during a Calendar Year and (d) the term “Operating Budget” means a complete budget covering all expenditures categorized as operating expense that Operator deems advisable to make during a Calendar Year, other than for Capital Projects.
          4.2 Preparation of Budgets and Presentation to the Holly Entities. In order to inform the Holly Entities of operating and capital expenses contemplated for a forthcoming Calendar Year, to provide limitations upon Operator’s ability to make certain expenditures and to grant Operator authority to make certain expenditures during the Term, Operator shall prepare in reasonably concise form and shall present to the Holly Entities on or before each October 1 the following budgets for the next succeeding Calendar Year: (a) an Operating Budget for the Systems that (i) shall specifically itemize each maintenance and repair project that is reasonably estimated to exceed Fifty Thousand Dollars ($50,000), (ii) shall specifically itemize non-routine expenses that are chargeable to specific assets and identify the specific assets to which such non-routine expenses relate and (iii) shall make reasonable provisions for foreseen and unforeseen contingencies by including an item for maintenance and repair projects of less than Fifty Thousand Dollars ($50,000) per project and (b) a Capital Budget for the Systems that (i) shall specifically itemize each Capital Project, the cost of which is reasonably estimated to exceed Fifty Thousand Dollars ($50,000) per project, (ii) shall specifically itemize all other Capital Projects and identify the particular assets to which such Capital Projects relate and (iii) shall make reasonable provisions for foreseen and unforeseen contingencies by including an item for Capital Projects reasonably estimated to be less than Fifty Thousand Dollars ($50,000) per project. If requested by the Holly Entities, Operator shall provide the Holly Entities with preliminary data reasonably in advance of October 1. Both the Operating Budget and the Capital Budget (collectively, the “Budgets”) shall include as attachments a list of agreements (as such agreements become known or available) that affect budgets for years following the Calendar Year for which the Budgets are submitted.
          4.3 Budget Amendments. At any time, Operator may propose amendments making changes, additions or deletions to either or both Budgets for a Calendar Year by presenting a written budget amendment to the Holly Entities (a “Budget Amendment”). Each Budget Amendment shall comply with the provisions of Section 4.2 concerning specific itemization of maintenance and repair projects and Capital Projects exceeding Fifty Thousand Dollars ($50,000) and non-routine expenses and Capital Projects relating to particular assets.

          4.4 Approval of Budgets and Amendments. The Holly Entities shall have thirty (30) days from the date Operator submits the required Operating Budget and Capital Budget to approve or reject such Budgets in whole or in part. Any part of any Budget that is rejected shall either be deleted or resubmitted at the direction of the Holly Entities. Operator shall then have thirty (30) days to resubmit any Budget for approval, and the Holly Entities shall endeavor to approve any such Budget by December 31 of the Calendar Year in which such Budget is submitted. Any Budget or part of any Budget that has not been approved by the Holly Entities shall be deemed rejected as of December 31 of the Calendar Year in which such Budget is submitted. Operator shall continue to operate under the existing Budget until such new Budget is approved, except that the items in such existing Budget will be increased by an amount that is equal to the percentage increase in the PPI (as defined in Section 8.1). For example, if a Budget for the year 2010 is not agreed to before January 1, 2010, Operator will operate under the Budget for 2009, adjusted by the percentage increase in the PPI between the month of October 2008 and the month of October 2009, until such time as such Budget for 2010 is finally determined.
          4.5 Authority for Expenditure. During a Calendar Year, Operator shall have the right and authority with respect to each item appearing in such Calendar Year’s approved Operating Budget and Capital Budget (as they may be amended by any approved Budget Amendment) to make expenditures up to one hundred and fifteen percent (115%) of the respective amount provided in such Budgets. No single item of cost or expense that is not specifically identified in an approved Operating Budget or Capital Budget and is estimated will result in a charge in excess of Fifty Thousand Dollars ($50,000), except in case of emergencies as provided in Section 4.7, shall be incurred by Operator without the prior written consent of the Holly Entities. Actual costs or expenses of budgeted items shall not exceed one hundred and fifteen percent (115%) of the budgeted amount without prior written consent of the Holly Entities. Operator has no authority to make expenditures on behalf of the Holly Entities except as provided in this Section 4.5 or as permitted under Sections 3.2 or 4.7.
          4.6 Notice of Budget Variances. If Operator determines that either the Operating Budget or Capital Budget, any item of the Operating Budget or the Capital Budget relating to a specific asset and constituting a non-routine expense or a Capital Project will be exceeded by more than one hundred and fifteen percent (115%) of the amount of the respective Budget or the amount budgeted for an item or Capital Project, as applicable, then Operator shall give written notice to the Holly Entities of such excess and shall solicit the written consent of the Holly Entities. Unless Operator receives the written consent of the Holly Entities, Operator shall not charge any of such excess costs to the Holly Entities beyond what is permitted under Section 4.5.
          4.7 Emergencies. Notwithstanding any provision of this Section 4 to the contrary, in cases of Emergency, as defined below, Operator may proceed with maintenance or repair work when necessary to keep the Systems operating or to restore the facilities to operating condition or to minimize damage, without necessity for consent of the Holly Entities even when such cost and expense exceed Fifty Thousand Dollars ($50,000). Operator shall use its commercially reasonable efforts to notify the Holly Entities as promptly as practicable of such Emergency, and in no event shall Operator notify any regulatory agency without also notifying the Holly Entities at the same time in like form. Such notification shall be by method deemed most appropriate by Operator. For purposes of this Agreement, an “Emergency” shall mean a sudden or unexpected event which causes, or risks causing, damage to a System, or death or injury to any person, or any other event that is of such a nature that a response cannot, in the sole discretion of Operator, await the decision of the Holly Entities.
     5. ACCOUNTING
          5.1 Maintenance of Accounts. Operator shall maintain true and accurate accounts of all expenses, costs and liabilities chargeable to the Holly Entities under Sections 4, 7 and 8 and all revenue accrued and invoiced, all of which shall be charged or credited to the Holly Entities, in accordance with Generally Accepted Accounting Principles practiced in the United States at the time prevailing for firms engaged in a business similar to that of the Holly Entities and in accordance with the Uniform System of Accounts (including any subsequent modifications or revisions thereof) Prescribed for Oil Pipeline Companies by the Federal Energy Regulatory Commission or its successors or by any other governmental agency having regulatory jurisdiction over the Holly Entities or any System, consistently applied (collectively, “GAAP”). Operator shall maintain such books of account at its principal place of business and such shall be open to inspection and examination at reasonable times by the Holly Entities or any of their authorized representatives.
          5.2 Government Reports. Operator shall prepare and file any reports required by any commission or governmental agency having jurisdiction over any System; provided, however, that Operator shall provide substantially final drafts of such reports to the Holly Entities for their review and comment as soon as reasonably practicable, but in no event later than fifteen days prior to the due date of such report, and Operator shall endeavor in good faith to incorporate all written comments the Holly Entities provide to Operator within ten days of the Holly Entities’ receipt of the draft report in the final report that Operator files. Any reports under the name of a Holly Entity and requiring a signature shall be executed by a duly authorized representative of such Holly Entity.
     6. OPERATING PROCEDURES
          6.1 Common Carrier Operations. If any of the Systems is a common carrier, then Operator shall operate such System on behalf of the Holly Entities as a common carrier and in conformance with applicable tariffs and rules and regulations applicable to oil pipeline common carriers under the Interstate Commerce Act.
          6.2 Measurements of Shipments and Deliveries. Measurements of shipments and deliveries shall be made in accordance with Operator’s standard measurement policies and procedures, which policies and procedures shall be subject to the approval of the Holly Entities, which approval shall not be unreasonably withheld. To the extent amendments are dictated by industry practices, governmental regulation or the reasonable operational requirements of Operator, Operator reserves the right to propose amendments to this procedure from time to time for approval by the Holly Entities, such approval not to be unreasonably withheld. Product custody transfer will take place at the meters under the control of Operator. The Holly Entities will have the right to witness all meter provings and instrument calibrations. The Holly Entities will pay only for unscheduled meter provings requested by the Holly Entities and found to be within acceptable limits according to the approved policies and procedures.

          6.3 Product Quality. Where applicable, Operator shall maintain and enforce the minimum specifications set forth in the Holly Entities’ tariffs as in effect from time to time for the Systems.
          6.4 Product Losses and Gains. Where applicable, accounting for Product losses and gains from the Systems shall be governed by the terms and conditions of applicable Holly Entity tariffs.
          6.5 Scheduling. Operator shall schedule shipments on the Systems in the manner that most efficiently utilizes the Systems.
     7. INSURANCE, CLAIMS AND RELEASE OF OPERATOR
          7.1 Insurance Coverage of Operator. During the Term, Operator agrees to carry and keep in force, or cause its Delegates (as defined below) to carry and keep in force, commercially reasonable insurance coverage for the protection of itself and the Holly Entities, including at a minimum the insurance described below:
          7.1.1 Workers’ compensation/employers liability insurance that provides statutory workers’ compensation benefits. The policy must have a deductible or self-insured retention of no more than Five Hundred Thousand Dollars ($500,000) per person per accident. The employers liability insurance should have limits of no less than One Million Dollars ($1,000,000). The term “workers’ compensation” as used herein includes that which is required under the laws of any state or other governmental entity applicable to the work being performed for the Systems by Operator.
          7.1.2 Commercial automobile liability insurance with a limit of One Million Dollars ($1,000,000) per accident for bodily injury and/or property damage.
          7.1.3 Commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of no less than Fifteen Million Dollars ($15,000,000) per occurrence, and annual aggregates of Fifteen Million Dollars ($15,000,000), for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, environmental restoration, personal injury liability, independent contractors and Petroleum Product/completed operations and in the aggregate.
          7.1.4 Property damage insurance (including boiler and machinery coverage) insuring Operator’s and its Delegates assets against loss or damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction). The insurance policy will include a waiver of subrogation against the Holly Entities and Operator agrees to waive subrogation against the Holly Entities. Notwithstanding anything in this

Agreement to the contrary, Operator shall not charge any of the premiums for this insurance to the Holly Entities.
          7.1.5 The insurance limits required by Sections 7.1.1, 7.1.2, 7.1.3 and 7.1.4 may be satisfied by the use of umbrella or excess policies, provided the required insurance is properly scheduled therein.
          7.1.6 As part of the Management Fee, the Holly Entities shall pay Operator the amount set forth on Exhibit A for the line item labeled “Insurance Reimbursement” as reimbursement of the premiums for the insurance required by Sections 7.1.1, 7.1.2 and 7.1.3. It is the intent of the Parties that the Holly Entities be charged the premiums for the insurance required by Sections 7.1.1, 7.1.2 and 7.1.3 only to the extent such insurance relates to the services to be performed by Operator and its affiliates under this Agreement and that Operator and its affiliates shall be responsible for that portion of the premium that relates to their other assets and business in general. The Parties recognize that this division of the premium cannot be calculated exactly and agree that upon the written request of either the Holly Entities to Operator or Operator to the Holly Entities, they shall renegotiate the Insurance Reimbursement amount. In the event the Holly Entities and Operator are unable to agree on a new Insurance Reimbursement amount within thirty (30) days following the written request of either the Holly Entities or Operator to renegotiate such amount, including if the failure to agree is due in part to Operator and its affiliates carrying insurance policies that exceed what the Holly Entities deem to be commercially reasonable insurance coverage, then the Holly Entities shall have the right to terminate this Agreement in accordance with Section 11.4.
          7.1.7 Operator shall require all contractors engaged in work for the benefit of the Systems to comply with all applicable workers’ compensation, social security, labor, and employer’s liability laws and to maintain such insurance as may be required by the Holly Entities from time to time and by applicable law, regulation or contract, and to carry other insurance in such amounts as Operator shall determine is appropriate. All insurance under Sections 7.1.2 and 7.1.3 shall include the Holly Entities as additional insureds and for contractors shall be endorsed with an appropriate waiver of subrogation in favor of the Holly Entities and Operator.
          7.2 Insurance Coverage of Holly Entities. During the Term, the Holly Entities agree to carry and keep in force the following insurance for protection of themselves and Operator:
          7.2.1 Workers’ compensation/employers liability insurance that provides statutory workers’ compensation benefits. The policy must have a deductible or self-insured retention of no more than Five Hundred Thousand Dollars ($500,000) per person per accident. The employer’s liability insurance should have limits of no less than One Million Dollars ($1,000,000). The term “workers’ compensation” as used herein includes that which is required under the laws of any state or other governmental entity applicable to the work being performed at the Facilities by the Holly Entities.
          7.2.2 Commercial automobile liability insurance with a limit of One Million Dollars ($1,000,000) per accident for bodily injury and/or property damage.
          7.2.3 Commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of no less than Fifteen Million Dollars ($15,000,000) per occurrence, and annual aggregates of Fifteen Million Dollars ($15,000,000), for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, environmental restoration, personal injury liability, independent contractors and Petroleum Product/completed operations and in the aggregate. The insurance policy will include a waiver of subrogation against Operator and the Holly Entities agree to waive subrogation against Operator, except in the case of gross negligence or willful misconduct.
          7.2.4 Property damage insurance (including boiler and machinery coverage) insuring the Holly Entities’ assets against loss or damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction). The insurance policy will include a waiver of subrogation against Operator and the Holly Entities agree to waive subrogation against Operator, except in the case of gross negligence or willful misconduct.
          7.2.5 The insurance limits required by Sections 7.2.1, 7.2.2, 7.2.3, and 7.2.4 may be satisfied by the use of umbrella or excess policies, provided the required insurance is properly scheduled therein.
          7.3 Release and Indemnification of Operator. Inasmuch as Operator has agreed with the Holly Entities to maintain and operate the Systems on a combination Management Fee and direct charge basis, the Holly Entities hereby release Operator and its employees, agents and affiliates, including, without limitation, any subsidiary of Operator to whom Operator delegates any of its rights or obligations under this Agreement (a “Delegate”), and contractors, and agrees to fully indemnify, defend and hold harmless Operator and its employees, agents, affiliates, Delegates and contractors, from (a) all claims arising out of, in connection with or as an incident to, any act or omission, including negligence, of Operator or its employees, agents, affiliates, Delegates or contractors in maintaining and operating the Systems that exceeds the insurance coverage carried by Operator pursuant to Section 7.1 or that are not of the character of liability covered under such insurance and (b) all deductible payments required under the insurance coverage carried by Operator; provided, however, that the release and indemnification of Operator under this Section 7.3 does not apply to claims that arise from the gross negligence or willful misconduct of Operator or its employees, agents, affiliates, Delegates or contractors or to the extent of any insurance of Operator carried pursuant to Section 7.1. The provisions of this Section 7.3 shall survive the termination of this Agreement.
          7.4 Release and Indemnification of the Holly Entities. Operator hereby releases each of the Holly Entities and their affiliates and agrees to fully indemnify, defend and hold harmless the Holly Entities and their affiliates, to the extent that claims arise from the gross negligence or willful misconduct of Operator its employees, agents, affiliates that are subsidiaries of Operator, Delegates or contractors, in maintaining and operating the Systems, or to the extent covered by insurance carried by Operator pursuant to Section 7.1. The provisions of this Section 7.4 shall survive the termination of this Agreement.
     8. COMPENSATION AND PAYMENT TERMS
          8.1 Management Fee. Operator shall charge the Holly Entities an annual management fee in the aggregate amount set forth on Exhibit A (the “Management Fee”) to compensate Operator for performing the services set forth in Section 8.2. The Management Fee shall be paid by the Holly Entities to Operator in equal monthly installments on the first of the month and shall be prorated for the period (including any partial months) beginning on the Effective Date through December 31, 2009. The Management Fee will be adjusted each July 1, commencing July 1, 2010, by an amount equal to the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUSOP3000 as of December 31, 2007 – located at http://www.bls.gov/data/. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example for year 2006 change is: [PPI (2005) – PPI (2004)] / PPI (2004) or (155.7 – 148.5) / 148.5 or .0485 or 4.85%. If the PPI index change is negative in a given year then the annual change will be deemed to be “zero.” In the event the above index is no longer published as presently constituted, the Parties shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Management Fee.
          8.2 Included Services. The Management Fee covers those services described in Part I of Exhibit B attached hereto and made a part hereof. All services referred to in Part I of Exhibit B performed by Operator shall be absorbed by Operator at no extra charge to the Holly Entities beyond the Management Fee.
          8.3 Direct Charge Expenses (Generally). Subject to the terms and provisions of this Agreement, including Sections 4 and 8.2, (a) routine costs, including wages, salaries, benefits, payroll taxes and travel, personal expenses and supplies associated with direct field operating and/or maintenance work performed by Operator’s area level staff will be directly charged to and paid by the Holly Entities, (b) non-routine activities outside the ordinary course of business including, but not limited to, special studies and projects, external audits, outside legal services, and (subject to Section 7) litigation, Capital Budget or Operating Budget projects and approved engineering, design, construction and expansion projects (in accordance with Section 4), shall be directly charged to and paid by the Holly Entities, and (c) those activities and services described on Exhibit C attached hereto and made a part hereof shall be directly charged to and paid by the Holly Entities. Activities included under clause (a) of this Section 8.3 include, but are not limited to, day-to-day routine operations and maintenance of the Systems based on actual costs. This Section 8.3 is applicable to, but shall not be limited to, supervisors, foremen, control center operators and operating maintenance personnel, but excludes services set forth in Section 8.2 (which are covered by the Management Fee). All such direct charges shall be paid by the Holly Entities to Operator within thirty (30) days after the Holly Entities receive from Operator a written invoice setting forth such direct charges.
          8.4 Description of Direct Charge Expenses. Examples of the types of costs properly chargeable to the Holly Entities under Section 8.3, subject to Sections 4 and 8.2 and the other terms and provisions of this Agreement, as direct charge items are listed in Part II of Exhibit B and on Exhibit C attached hereto.
     9. SURPLUS EQUIPMENT; INVENTORIES
          9.1 Disposal of Material and Equipment. Except as provided in Section 3.2, no materials or equipment relating to any System and owned by a Holly Entity may be sold or disposed of without such Holly Entity first approving such sale or disposition. All proceeds derived from any such sale or disposition shall be credited to the account of the applicable Holly Entity.
          9.2 Inventories, Reports, Etc. Inventories and other matters referred to in this Section 9.2 shall be governed by the following:
          9.2.1 Certain Regulatory Reports. Operator shall arrange for such reports, right-of-way alignment maps, field inventories and valuation reports and statements of reconciliation as may be required by regulatory agencies having jurisdiction over the Systems and in the number of copies required.
          9.2.2 Inventories of Systems. Except as provided in Sections 9.2.1 and 9.2.3, Operator shall not be required to make any inventories of any System except upon the mutual agreement of the Holly Entities and Operator.
          9.2.3 Inventories of Material Stock. Not more frequently than every four (4) years, Operator shall inventory all of the material stock of each System and furnish the Holly Entities with a statement reflecting the value of the account and its findings as the result of such inventory insofar as there are any “overs” and “shorts.” Notice of intention to make such an inventory shall be given by Operator to the Holly Entities in order that the Holly Entities may be represented during the inventory. Any costs incurred by Operator in the taking and assembling of these inventories shall be charged as a direct charge to the Holly Entities.
     10. DISPUTE RESOLUTION
          10.1 Disputes. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.1 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.1 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of the Holly Entities, Operator or any of their affiliates and (ii) have not less than seven (7) years experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. The Holly Entities, Operator and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between the Holly Entities, Operator or their affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
          10.2 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          10.2.1 “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
          10.2.2 “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between any of the Holly Entities, on the one hand, and Operator, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
          10.2.3 “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
          10.2.4 “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     11. TERMINATION, DEFAULTS AND REMEDIES; RESIGNATION OR REMOVAL OF OPERATOR
          11.1 Termination. This Agreement may be terminated by (a) the written agreement of the Parties or (b) by the Holly Entities, on the one hand, or Operator, on the other hand, giving the other Party or Parties, as the case may be, written notice of termination at least 180 days prior to the expiration of the initial five (5) year term or any successive five (5) year term, as applicable, in which case this Agreement shall terminate as of 12:01 a.m., Dallas, Texas time, on the expiration of the initial five (5) year term or the successive five (5) year term, as applicable. The Holly Entities shall remain liable for and shall pay all Management Fees and direct costs incurred for any period prior to termination and for any termination payments due to third parties in connection with any such termination.
          11.2 Default of the Holly Entities. If the Holly Entities fail to make any payment required to be made by the Holly Entities hereunder or fail to perform any other obligation to be performed by the Holly Entities hereunder, Operator shall give the Holly Entities a written notice of default setting forth in reasonable detail the defaults of the Holly Entities and stating the actions that, if taken and pursued to completion, would cure such defaults. If the Holly Entities have not cured such defaults within thirty (30) days after receiving said notice, or within a reasonable time after receiving said notice (if the default is of a kind that reasonably cannot be cured within thirty (30) days), Operator shall have the right and option to terminate this Agreement and to pursue its remedies at law or in equity, subject to the provisions of Section 10.
          11.3 Default by Operator. If Operator fails to perform any obligation to be performed by Operator hereunder, the Holly Entities shall give Operator a written notice of default setting forth in reasonable detail the defaults of Operator and stating the actions that, if taken and pursued to completion, would cure such defaults. If Operator has not cured such defaults within thirty (30) days after receiving said notice, or within a reasonable time after receiving said notice (if the default is of a kind that reasonably cannot be cured within thirty (30) days), the Holly Entities shall have the right and option to remove the Operator as provided in Section 11.6 and/or to terminate this Agreement and to pursue its remedies at law or in equity, subject to the provisions of Section 10.
          11.4 Failure to Agree on Insurance. If (i) Operator carries insurance policies that exceed what the Holly Entities deem to be commercially reasonable coverage or (ii) the Holly Entities and Operator are unable to agree on a new Insurance Reimbursement amount within thirty (30) days following the written request of either the Holly Entities or Operator to renegotiate such amount, including if the failure to agree is due in part to Operator and its affiliates carrying insurance policies that exceed what the Holly Entities deem to be commercially reasonable insurance coverage, then the Holly Entities may give notice of removal to Operator, in which case Operator shall be removed as Operator but shall nevertheless continue to perform all of the duties, responsibilities and obligations of Operator until the first to occur of (a) the expiration of twelve (12) months from the date of such notice of removal or (b) such time as the Holly Entities notify Operator that the Holly Entities have selected a successor operator.
          11.5 Resignation of Operator. Operator may resign by sending written notice to the Holly Entities; provided, however, that Operator shall not be relieved of duties as Operator for a period of at least twelve (12) months after the date of such notice or until such earlier time as a successor Operator has been retained.
          11.6 Removal of Operator for Cause. If (i) Operator breaches or defaults in the performance of any term or condition of this Agreement, (ii) such breach or default materially and adversely affects, or would reasonably be expected to materially and adversely affect, the operation or maintenance of the Systems and (iii) Operator has failed to correct any such breach or default within thirty (30) days after notice of such breach or default is given by a Holly Entity to Operator, then the Holly Entities may give notice of removal to Operator, in which case Operator shall be removed as Operator but shall nevertheless continue to perform all of the duties, responsibilities and obligations of Operator until the first to occur of (a) the expiration of twelve (12) months from the date of such notice of removal or (b) such time as the Holly Entities notify Operator that the Holly Entities have selected a successor operator. A Holly Entity’s notice of breach or default to Operator under this Section 11.6 shall state with particularity the breach or default complained of. To the extent Operator disputes a Holly Entity’s complaint, then the matter shall be addressed pursuant to the terms of Section 10; provided, however, the Holly Entities’ ability to deliver a notice of removal to Operator relating to such breach or default that is the subject of the arbitration shall be limited while such arbitration is ongoing. A finding by the arbitration panel pursuant to Section 10 that Operator breached or defaulted in the performance of any such term or condition of this Agreement, such breach or default materially and adversely affected, or would reasonably be expected to materially and adversely affect, the operation or maintenance of any asset listed on Exhibit A and failed to correct any such breach of default within thirty (30) days after notice by a Holly Entity, shall be final and binding upon the Parties and shall permit the Holly Entities to deliver notice of removal to Operator and remove Operator as provided in this Section 11.6.

     12. LIMITATION OF DAMAGES
          12.1 NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY, INCLUDING PURSUANT TO SECTION 7.3 OR 7.4 OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT (i) AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT OR (ii) BY REASON OF OR ARISING OUT OF ANY OF THE CONDITIONS OR OTHER MATTERS LISTED IN SECTION 7.3 OR SECTION 7.4 WHICH THE PARTIES HAVE AGREED TO INDEMNIFY THE OTHER PARTY AGAINST, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY TO A PARTY’S OBLIGATION TO INDEMNIFY THE OTHER PARTY UNDER SECTION 7.3 OR SECTION 7.4 HEREOF, AS APPLICABLE, (x) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR (y) FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF SUCH INDEMNIFYING PARTY’S OR ITS AFFILIATES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          12.2 Notwithstanding anything in this Agreement to the contrary and solely for the purpose of determining which of the Holly Entities shall be liable in a particular circumstance, no Holly Entity shall be liable to another Party for any loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by such Party (the “Damaged Party”) except to the extent that the Holly Entity causes such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party or owns or operates the Systems or other property in question responsible for causing such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party.
     13. GENERAL CONDITIONS; MISCELLANEOUS PROVISIONS
          13.1 Notice. Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses

          Notices to the Holly Entities:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: David L. Lamp
Email address: president@hollycorp.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollycorp.com
          Notices to the Operator:
Holly Energy Partners—Operating, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: David G. Blair
Email address: SVP-HEP@hollyenergy.com
with a copy, which shall not constitute notice but is required in order to give proper notice, to:
Holly Energy Partners—Operating, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollyenergy.com
Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 13.1.
          13.2 Captions. The captions of this Agreement are for convenience only, shall not be deemed part of this Agreement and in no way define, limit, augment, extend or describe the scope, content or intent of any part or parts of this Agreement.
          13.3 Pronouns and Plurals. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Each of the foregoing genders and plurals is understood to refer to a corporation, partnership or other legal entity when the context so requires.

          13.4 Further Action. The Parties shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement. Whenever this Agreement gives a Party the right to consent or approve any action, unless expressly provided herein, such consent or approval shall not be unreasonably withheld.
          13.5 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
          13.6 Relationship of Parties. In the performance of this Agreement and the work hereunder, Operator’s status shall be that of an independent contractor, and this Agreement does not create any partnership or joint venture between Operator and any of the Holly Entities.
          13.7 Integration. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. No covenant, representation or condition not expressed in this Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof. The failure of either Party to inspect the documents referred to herein constitutes a waiver of any objection, contention or claim that may be based upon such an inspection.
          13.8 Severability. In the event that any condition, covenant or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.
          13.9 Force Majeure. Performance under this Agreement, other than to make payments due, shall be excused in the event any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, and, in this regard, it is agreed that, on such Party giving notice in reasonably full particulars of such force majeure, in writing or by electronic means, to the other Party, within a reasonable time after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch. The term “force majeure” as used herein means: acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, terrorist acts, wars, blockades, insurrections, civil disturbances, riots; epidemics, landslides, lightning, earthquakes, fires, storms, floods and washouts; arrests, the emergency, disaster or crisis order, directive, requisition or action of any government and governmental agencies and instrumentalities, either federal or state, civil or military; application of governmental curtailment rules and regulations; explosions, breakage or accident to machinery or lines of pipe; and, other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming suspension. It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of the Party having the difficulty and that the above requirement that any force majeure be remedied with all reasonable dispatch does not require the settlement of labor disputes, strikes or lockouts by acceding to the demands of an opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.
          13.10 Attorney’s Fees. In the event there is a default under this Agreement and it becomes reasonably necessary for a Party to employ the services of outside counsel in connection therewith, either with or without arbitration, the defaulting Party shall pay to the non-defaulting Party reasonable outside counsel’s fees and, in addition, such costs and expenses as are incurred in interpreting, enforcing or terminating this Agreement.
          13.11 Limitation. Notwithstanding that all of the covenants and obligations of the Parties hereunder are in form expressed in language creating personal covenants on the part of such Parties, none of the Parties’ respective officers, managers, members, partners, directors, employees, agents, successors or assigns shall in any event have personal liability under this Agreement.
          13.12 Exhibits. All Exhibits annexed to this Agreement are expressly made a part of this Agreement as fully as though completely set forth in it. All references to this Agreement, either in the Agreement itself or in any of such writings, shall be deemed to refer to and include this Agreement and all such Exhibits.
          13.13 Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits to this Agreement may be amended, modified, revised or updated by the Parties hereto if each of the Parties executes an amended, modified, revised or updated exhibit and attaches it to this Agreement. Such amended, modified, revised or updated exhibits shall be sequentially numbered (e.g., Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit to this Agreement and shall replace the prior exhibit in its entirety, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
          13.14 Rights and Remedies. Except as may be provided in Section 10, the rights and remedies of any of the Parties hereto shall not be mutually exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions.
          13.15 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Holly Entities, Operator and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of the Holly Entities (in the case of any assignment by Operator) or Operator (in the case of any assignment by the Holly Entities), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) Operator may make such an assignment (including a partial pro rata assignment) to an Affiliate of Operator without the Holly Entities’ consent, (ii) the Holly Entities may make such an assignment (including a partial pro rata assignment) to an Affiliate of the Holly Entities without Operator’s consent, and (iii) the Holly Entities may make such an assignment to any Person to which the Holly Entities have sold any of the Systems if such Person (1) is reasonably capable of performing the Holly Entities’ obligations (or its pro rata portion of such obligations) under this Agreement assigned to such Person, which determination shall be made by the Holly Entities in their reasonable judgment and (2) has agreed in writing to assume the obligations of the Holly Entities assigned to such Person, without Operator’s consent. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement. As used in this Section 13.15, (x) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question and (y) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
          13.16 No Third-Party Beneficiaries. Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third Party against any of the Holly Entities or Operator. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of any Party hereto.
          13.17 Delegation by Operator. Notwithstanding anything in this Agreement to the contrary, Operator shall be permitted to delegate any of its obligations or responsibilities under this Agreement to any of its subsidiaries; provided, however, that no such delegation shall relieve Operator of any of its obligations or responsibilities under this Agreement.
     14. GUARANTEE BY HOLLY
          14.1 Payment and Performance Guaranty. Holly unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to the Operator the punctual and complete payment in full when due of all amounts due from the Holly Entities under the Agreement (collectively, the “Holly Payment Obligations”). Holly agrees that the Operator shall be entitled to enforce directly against Holly any of the Holly Payment Obligations.
          14.2 Guaranty Absolute. Holly hereby guarantees that the Holly Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of Holly under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of Holly under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
               (i) any assignment or other transfer of the Agreement or any of the rights thereunder of the Operator;
               (ii) amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
               (iii) acceptance by the Operator of partial payment or performance from the Holly Entities;

               (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Holly Entities or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
               (v) any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
               (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of Holly hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Holly Payment Obligations or otherwise.
          14.3 Waiver. Holly hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Holly Payment Obligations and any requirement for the Operator to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Holly Entities, any other entity or any collateral.
          14.4 Subrogation Waiver. Holly agrees that for so long as there is a current or ongoing default or breach of this Agreement by any of the Holly Entities, Holly shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Holly Entities for any payments made by Holly under this Section 14, and Holly hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Holly Entities during any period of default or breach of this Agreement by any of the Holly Entities until such time as there is no current or ongoing default or breach of this Agreement by the Holly Entities.
          14.5 Reinstatement. The obligations of Holly under this Section 14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Holly Payment Obligations is rescinded or must otherwise be returned to the Holly Entities or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Holly Entities or such other entity, or for any other reason, all as though such payment had not been made.
          14.6 Continuing Guaranty. This Section 14 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Holly Payment Obligations, (ii) be binding upon Holly, its successors and assigns and (iii) inure to the benefit of and be enforceable by the Operator and its successors, transferees and assigns.
          14.7 No Duty to Pursue Others. It shall not be necessary for the Operator (and Holly hereby waives any rights which Holly may have to require the Operator), in order to enforce such payment by Holly, first to (i) institute suit or exhaust its remedies against the Holly Entities or others liable on the Holly Payment Obligations or any other person, (ii) enforce the Operator’s rights against any other guarantors of the Holly Payment Obligations, (iii) join the Holly Entities or any others liable on the Holly Payment Obligations in any action seeking to enforce this Section 14, (iv) exhaust any remedies available to the Operator against any security which shall ever have been given to secure the Holly Payment Obligations, or (v) resort to any other means of obtaining payment of the Holly Payment Obligations.
     15. GUARANTEE BY HOLLY ENERGY PARTNERS, L.P.
          15.1 Payment and Performance Guaranty. Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to the Holly Entities the punctual and complete payment in full when due of all amounts due from the Operator under the Agreement (collectively, the “HEP Payment Obligations”). The Partnership agrees that the Holly Entities shall be entitled to enforce directly against the Partnership any of the HEP Payment Obligations.
          15.2 Guaranty Absolute. The Partnership hereby guarantees that the HEP Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of the Partnership under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of the Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
               (i) any assignment or other transfer of the Agreement or any of the rights thereunder of the Holly Entities;
               (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
               (iii) any acceptance by the Holly Entities of partial payment or performance from the Operator;
               (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Operator or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
               (v) any absence of any notice to, or knowledge of, the Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
               (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of the Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Payment Obligations or otherwise.
          15.3 Waiver. The Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Payment Obligations and any requirement for the Holly Entities to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Operator, any other entity or any collateral.
          15.4 Subrogation Waiver. The Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by Operator, the Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Operator for any payments made by the Partnership under this Section 15, and the Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Operator during any period of default or breach of this Agreement by Operator until such time as there is no current or ongoing default or breach of this Agreement by Operator.
          15.5 Reinstatement. The obligations of the Partnership under this Section 15 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Payment Obligations is rescinded or must otherwise be returned to the Operator or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Operator or such other entity, or for any other reason, all as though such payment had not been made.
          15.6 Continuing Guaranty. This Section 15 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HEP Payment Obligations, (ii) be binding upon the Partnership, its successors and assigns and (iii) inure to the benefit of and be enforceable by the Holly Entities and their respective successors, transferees and assigns.
          15.7 No Duty to Pursue Others. It shall not be necessary for the Holly Entities (and the Partnership hereby waives any rights which the Partnership may have to require the Holly Entities), in order to enforce such payment by the Partnership, first to (i) institute suit or exhaust its remedies against the Operator or others liable on the HEP Payment Obligations or any other person, (ii) enforce the Holly Entities’ rights against any other guarantors of the HEP Payment Obligations, (iii) join the Operator or any others liable on the HEP Payment Obligations in any action seeking to enforce this Section 15, (iv) exhaust any remedies available to the Holly Entities against any security which shall ever have been given to secure the HEP Payment Obligations, or (v) resort to any other means of obtaining payment of the HEP Payment Obligations.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

OPERATOR: HOLLY ENERGY PARTNERS-OPERATING, L.P.
By:	HEP Logistics GP, L.L.C., its general partner

/s/ David G. Blair
David G. Blair
President

HOLLY ENTITIES: NAVAJO REFINING COMPANY, L.L.C.
/s/ David L. Lamp
David L. Lamp
President

LEA REFINING COMPANY
/s/ David L. Lamp
David L. Lamp
Vice President

WOODS CROSS REFINING COMPANY, L.L.C.
/s/ David L. Lamp
David L. Lamp
President

(Signature Page 1 of 2 pages to Pipeline Systems Operating Agreement)

HOLLY REFINING & MARKETING — TULSA LLC By: Holly Refining & Marketing Company, its sole member

/s/ David L. Lamp
David L. Lamp
President

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF SECTION 14:
HOLLY CORPORATION

By:	/s/ David L. Lamp
David L. Lamp
President

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF SECTION 15:
HOLLY ENERGY PARTNERS, L.P.

By: HEP Logistics Holdings, L.P., its General Partner
By: Holly Logistic Services, L.L.C., its General Partner

By:	/s/ David G. Blair
David G. Blair
President

(Signature Page 2 of 2 pages to Pipeline Systems Operating Agreement)

EXHIBIT A
Basic Description of Systems and Management Fee
Management Fee
The Management Fee for 2009 will be the “Total Management Fee” as set forth in the table below and will be allocated among the Systems as set forth in the table below.
Systems

		Amount of Management
	Owner of Asset	Fee Allocated to the Asset
General Systems Management
	N/A		$150,000.00
Insurance Reimbursement
	N/A		$15,000.00
Artesia System
(None)	N/A		N/A
Lovington System
Lovington Terminal Building	Navajo Refining Company, L.L.C. Lea Refining Company	$ $	0.00 0.00
Lovington Asphalt Rack	Navajo Refining Company, L.L.C. Lea Refining Company	$ $	170,000.00 0.00
Lovington Weigh Scales	Navajo Refining Company, L.L.C. Lea Refining Company	$ $	0.00 0.00
Ponderosa Junction to Lovington — LPG/Natural Gasoline Pipeline having a diameter of 8” and extending approximately 11 1/2 miles and a diameter of 6” extending approximately 8 miles	Navajo Refining Company, L.L.C.		$0.00
Woods Cross System
Woods Cross 12” Plains Crude Oil Delivery Pipeline extending approximately 700 feet	Woods Cross Refining Company, L.L.C.		$25,000.00
Woods Cross 6” Hydrogen Pipeline extending approximately 4 miles	Woods Cross Refining Company, L.L.C.		$25,000.00

A-1

		Amount of Management
	Owner of Asset	Fee Allocated to the Asset
Tulsa System
Tulsa East System - Asphalt / Diesel Fuel Rail Loading Rack, Crude Oil/Feedstock Truck Unloading Site, Tanks Numbered: 1-4, 6-9, 13-18, , 31, 34, 36, 40, 41, 107, 108, 109, 112, 114, 118, 119, 122-126, 131, 442, 444-447, 457, 460, 461, 471, 400, and 401	Holly Refining & Marketing — Tulsa L.L.C.	$800,000.00
Tulsa Systems Management		$150,000.00
	Total Management Fee:	$1,335,000.00

A-2

EXHIBIT B
Services included in Management Fee

PART I –	Management services and costs included in the Management Fee, as contemplated by Section 8.2 of the foregoing Agreement are the following:
•	Operator’s central office costs

•	General administration of Pipeline operations by Operator’s senior management personnel

•	General administration of Pipeline operations by Operator’s operations management personnel

•	Supervision of the Pipeline Control Center

•	Environmental, health and safety management

•	Administrative services relating to DOT compliance

•	Preparation and submission of FERC Reports

•	Pipeline Scheduling

•	Purchasing

•	Right of Way services after the In-Service Date (excluding new projects)

•	Travel and meeting expenses for necessary meetings

•	Crisis Communications

•	Ordinary course administration of contracts between the Holly Entities and customers of the Holly Entities (excluding outside counsel services deemed necessary by Operator)

•	Services of two employees at the terminal and asphalt loading rack located at the Facilities in Lovington, New Mexico (and such fee shall cover the wages, salaries and other expenses of such employees)

•	Normal operating activities of the Facilities

•	Services of employees in the operation of the Tulsa East System (and such fee shall cover the wages, salaries and other expenses of such employees)

PART II –	For avoidance of doubt, the following work and services are specifically excluded from the Management Fee and shall be paid to Operator by the Holly Entities, along with other costs, under Section 8.3 of the foregoing Agreement:
•	Operations personnel to the extent performing services in connection with activities outside the normal operation of the Systems

•	All direct operating costs incurred outside the normal operation of the Systems

•	Services obtained from third-parties

•	Travel and meal expenses for Operator’s personnel while performing work on the assets set forth on Exhibit A

•	Pipeline measurement including contract proving

•	Insurance

•	All project management, engineering and other services related to any expansion project

•	Compliance and other costs or expenses incurred in connection with any regulatory program to the extent directly applicable to the Systems, including, but not limited to, compliance with governmental requirements and guidelines for public awareness, contractor awareness, one-call, operator qualification, facility response plans, drug and

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alcohol testing and other requirements and guidelines of any governmental authority with jurisdiction

•	Annual DOT fees

•	Procurement, maintenance and replacement of safety equipment and materials

•	Preparation and filing of required reports and permit applications with governmental entities with jurisdiction (other than FERC and DOT), including, but not limited to environmental permit reporting and permit renewals (third party contract costs only)

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EXHIBIT C
Direct Charge Items
1.	Land and Right-of-Way Expense. Amounts expended for acquisition of rights-of-way, easements, fee property, lease and easement rentals, condemnations, contract right-of-way services, permits, etc., and all outside survey, legal, engineering and other costs incidental to acquisition, recording and assignment;

2.	Personnel Expense. Amounts expended for wages, salaries, benefits and payroll taxes for all personnel outside the ordinary course of business who are directly engaged on a full-time or part time-basis in the acquisition, construction, operation and/or maintenance of the Systems, other than those included in the Management Fee as set forth in Section 8.2. This includes amounts contributed by Operator to employee benefit plans for Operator’s own employees. Charges for wages and salaries, benefits, and payroll taxes shall be based on time records. Travel and personal expenses, and supplies associated with direct field operating and/or maintenance work performed by Operator’s area level staff shall be directly charged to the Holly Entities. “Employee benefit plans” means and includes written publicized plans for vacation pay, holiday pay, disability benefit, medical, dental, hospitalization, group life, retirement, savings, actual or imputed unemployment compensation, or other such established employee benefit plans.

3.	Contractual Obligations. Amounts expended for contractual obligations, including outside services for services other than those covered by Section 8.2.

4.	Utility Costs. Amounts expended for power, fuel, and other utilities and communication services used directly by the Systems.

5.	Purchases. Amounts expended for materials, equipment, and supplies for services (other than those covered by Section 8.2) shall be charged in accordance with the following:
•	Outside Purchases. Amounts expended for materials, equipment, and supplies purchased from sources other than affiliates shall be charged at actual delivered cost, after deducting cash discounts taken by Operator.

•	Used Material and Equipment Furnished by Affiliates. Whenever good used material or equipment in a condition acceptable to Operator is furnished by an affiliate, it shall be priced at the lesser of market value or the affiliate’s depreciated book value for such, f.o.b. destination. In no event shall the material or equipment be priced at greater than replacement cost (new) of the same kind of material or equipment f.o.b. destination.

•	New Materials and Equipment Furnished by Affiliates. Whenever new material or equipment is furnished by an affiliate, then all such items shall be priced at current market (new) cost for the same kind of material or equipment f.o.b. destination.

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6.	Use of Equipment. Charges for use of equipment owned exclusively by Operator and used by the Holly Entities shall be made as mutually agreed by the Holly Entities and Operator.

7.	Taxes. Amounts paid by Operator for ad valorem, excise, sales and use and other taxes relating to the Systems or the Holly Entities.

8.	Insurance Deductibles. Insurance deductibles and self-insured retention limits paid by Operator on claims arising out of, in connection with or as an incident to, any act or omission, including negligence, of Operator or its employees, agents, affiliates, Delegates or contractors in maintaining and operating the Systems, except for claims arising from the gross negligence or willful misconduct Operator or its employees, agents, affiliates, Delegates or contractors.

9.	Uninsured Losses. Since insurance covering loss or damage to any System by fire, windstorm, tornado, flood, explosion, vandalism, malicious mischief, other physical damage to property, or theft of property will not be carried by Operator to protect the interests of the Holly Entities, the Holly Entities shall be responsible for the repair or replacement of the properties damaged as a result of such occurrences or other casualties. Operator shall promptly notify the Holly Entities of any and all losses of this description.

10.	ROW Maintenance. Payments made by Operator under any ROW Document and all costs Operator incurs in connection with taking all actions required to maintain and protect the Holly Entities’ beneficial rights under any ROW Document pursuant to Section 3.8.

11.	Maintenance. Tank Dike Maintenance, Mowing, and Road Maintenance will be managed by operator and reimbursed or direct billed to Holly Entities.

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